Exhibit 10.1

AMENDMENT

THIS AMENDMENT is entered into as of February 11, 2003, between CoBANK, ACB (“CoBank”) and DAKOTA GROWERS PASTA COMPANY, INC., Carrington, North Dakota (the “Company”).

BACKGROUND

CoBank and the Company are parties to a Master Loan Agreement dated June 20, 2001 (such agreement, as previously amended, is hereinafter referred to as the “MLA”).  CoBank and the Company now desire to amend the MLA.  For that reason, and for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), CoBank and the Company agree as follows:

1.                  Section 10(C) of the MLA is hereby amended and restated to read as follows:

SECTION 10.  Financial Covenants.  Unless otherwise agreed to in writing, while this agreement is in effect:

(C)   Consolidated Funded Debt to Consolidated Cash Flow Ratio.  The Company and its consolidated Subsidiary, on a combined basis, will have at the end of each fiscal quarter of the Company, a Consolidated Funded Debt to Consolidated Cash Flow of not more than 3.0 to 1.0 calculated on a trailing four quarter basis.  Consolidated Funded Debt means all debt which would in accordance GAAP, constitute long term debt and including any current portion thereof including: (a) any debt with a maturity of more than one year after the creation of such debt, (b) any debt outstanding under a revolving credit or similar agreement providing for borrowings (and renewables and extensions thereof) which pursuant to its terms would constitute long term debt in accordance with GAAP, (c) any Capital Lease obligation and (d) any guarantee with respect to Funded Debt of another person.   Notwithstanding anything to the contrary contained herein any debt outstanding under a revolving credit or similar agreement providing borrowings which is paid down for a period of 30 consecutive days during any 12 months period (and not merely refinanced with a short term credit facility) will not be deemed to constitute Funded Debt.    Consolidated Cash Flow shall mean the sum of Consolidated Net Earnings after taxes of the Company and its Subsidiaries plus: (1) provision for any applicable income taxes; (ii) depreciation and amortization; and (iii) Consolidated Interest Expense for the period.

2.                  A new Section 22 of the MLA is being added in its entirety and shall read as follows:

SECTION 22.  Agency and Intercreditor Agreement.  The Company acknowledges that all loans made by CoBank to the Company are subject to the terms of an Agency and Intercreditor Agreement dated as of July 15, 1998, by and between CoBank (under the name of its predecessor St. Paul Bank for Cooperatives), Massachusetts Mutual Life Insurance Company, MML Bay State Life Insurance Company, CM Life Insurance Company, The Security Mutual Life Insurance Company of Lincoln, Nebraska, and The Canada Life Assurance Company (referred to collectively as the “Lenders”).  The Company hereby reaffirms and consents to the terms thereof.  Notwithstanding any other provision of this MLA or any present or future Supplement hereto, the aggregate outstanding principal balances on all loans made by CoBank to the Company (including face amounts of any outstanding letters of credit) may not at any time exceed 49.99% of the aggregate outstanding principal balances on all loans to the Company by the Lenders.  The Company shall manage all draw requests and repayments in such as way as to ensure that such 49.99% limitation is at no time exceeded.  Any failure of the Company to do so shall constitute an immediate event of default hereunder.

Except as set forth in this amendment, the MLA, including all amendments thereto, shall continue in full force and effect as written.

IN WITNESS WHEREOF, the parties have caused this amendment to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB	DAKOTA GROWERS PASTA COMPANY, INC.

By:	By:	/s/ Thomas Friezen

Title:	Title:	CFO